Exhibit 99.1

   PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS ANNOUNCES RESULTS
FOR THE FIRST QUARTER OF FISCAL 2008

St. Louis, MO, February 5, 2008… Ralcorp Holdings, Inc. (NYSE:RAH) today filed its Quarterly Report on Form 10-Q for the period ended December 31, 2007.  Reported diluted earnings per share were $1.61 including the impact of a non-cash gain on forward sale contracts related to Ralcorp’s investment in Vail Resorts, Inc., or $.68 per share excluding that impact.  In last year’s first quarter, reported diluted earnings per share were $.28 including the impact of a non-cash loss on those contracts, or $.70 excluding that impact.  Other reported results for the quarter include:
•	Net sales for the quarter increased 24% as a result of business acquisitions, other volume gains, and higher pricing in response to rising input costs.
•	Total segment profit contribution was up 2% as a result of acquisitions and higher volumes and selling prices, partially offset by higher ingredient costs and amortization expense.
•	Food EBITDA was $66.2 million compared to $62.2 million last year.
•
Earnings before income taxes and equity loss were $69.7 million (compared to $17.9 million last year) after a $37.8 million ($.93 per share) non-cash gain on Ralcorp’s Vail forward sale contracts.  Last year’s amount included a $17.9 million ($.42 per share) non-cash loss on those contracts.

•	Equity in loss of Vail Resorts, Inc. (after tax) was $2.8 million ($.10 per share) compared to $4.2 million ($.15 per share) a year ago.
•	Net earnings were $42.4 million, which is $34.8 million higher than a year ago (including the non-cash after-tax effects of gains or losses on the Vail forward sale contracts).

Segment results and other key components of earnings before income taxes and equity earnings are summarized in the following tables (in millions):
	Three Months Ended
	December 31,
	2007	2006
Net Sales
Ralston Foods	$194.8	$120.3
Bremner	82.5	78.8
Cereals, Crackers & Cookies	277.3	199.1
Frozen Bakery Products	182.5	148.5
Dressings, Syrups, Jellies & Sauces	109.8	100.7
Snack Nuts & Candy	81.1	74.4
Total	$650.7	$522.7

Profit Contribution
Cereals, Crackers & Cookies	$27.4	$19.9
Frozen Bakery Products	17.7	19.7
Dressings, Syrups, Jellies & Sauces	1.7	4.5
Snack Nuts & Candy	6.4	8.2
Total segment profit contribution	53.2	52.3
Interest expense, net	(11.5)	(8.8)
Gain (loss) on forward sale contracts	37.8	(17.9)
Restructuring charges	(.7)	-
Stock-based compensation expense	(3.2)	(1.8)
Other unallocated corporate expenses	(5.9)	(5.9)
Earnings before Income Taxes
and Equity Loss	$69.7	$17.9

Reconciliation of Food EBITDA to Net Earnings
Food EBITDA	$66.2	$62.2
Depreciation and amortization	(22.8)	(17.6)
Interest expense, net	(11.5)	(8.8)
Gain (loss) on forward sale contracts	37.8	(17.9)
Income taxes	(24.5)	(6.1)
Equity in loss of Vail Resorts, Inc,
net of related deferred income taxes	(2.8)	(4.2)
Net Earnings	$42.4	$7.6

The first quarter sales growth was $128.0 million, of which approximately 60% is attributable to the timing of recent acquisitions. Those acquisitions include Bloomfield Bakers (March 16, 2007) in the Cereals, Crackers & Cookies segment and Cottage Bakery (November 10, 2006) in the Frozen Bakery Products segment.  The remaining growth (more than 9% over the prior year) was due to volume gains in all segments and price increases in response to rapidly rising costs.

For the quarter, the Company’s overall ingredient and packaging costs were unfavorable by a total of about $25.7 million.  Amortization of intangible assets related to acquisitions (primarily customer relationships and trademarks) increased with the addition of amounts for Bloomfield and Cottage.  Amortization of such intangibles was $5.5 million ($.13 per share) for the first quarter of fiscal 2008, but only $3.2 million ($.07 per share) for the first quarter of fiscal 2007.

The following measures, as reported herein, are non-GAAP financial measures which the Company’s management believes provide useful information to investors regarding the performance of Ralcorp’s operations:
•
Diluted earnings per share excluding the impact of the gains or losses on forward sale contracts related to Ralcorp’s investment in shares of Vail Resorts, Inc., gives investors a measure of the results of Ralcorp’s operations, which are unaffected by the existence of the forward sale contracts or unrealized changes in their fair value.

•
Food EBITDA (earnings before interest, income taxes, depreciation, and amortization, excluding equity method earnings and other gains or losses related to the Company’s investment in Vail Resorts, Inc.) provides information regarding the performance of Ralcorp’s food business operations, without the effects of the Company’s investment in Vail Resorts, Inc. and related transactions.

•
Total segment profit contribution is an accumulation of the GAAP measures of profit contribution for each reportable segment which are reported to the chief operating decision maker for purposes of making decisions about allocating resources to each segment and assessing its performance, which gives investors a combined measure of these key amounts.

For additional information regarding the Company’s results, refer to the comparative statements of earnings below, as well as the financial statements and management’s discussion and analysis included in its Quarterly Report on Form 10-Q for the period ended December 31, 2007, filed February 5, 2008.

Ralcorp produces a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts.  In addition, Ralcorp holds an interest of approximately 19 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.

NOTE:  Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  These statements are sometimes identified by their use of terms and phrases such as “should,” “will,” “can,” “believes,” “could,” “likely,” “anticipates,” “intends,” “plans,” “expects,” “if,” “would,” or similar expressions.  Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.

RALCORP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(Dollars in millions except per share data, shares in thousands)

	Three Months Ended
	December 31,
	2007	2006

Net Sales	$650.7	$522.7
Cost of products sold	(537.3)	(416.9)
Gross Profit	113.4	105.8
Selling, general and administrative expenses	(69.3)	(61.2)
Interest expense, net	(11.5)	(8.8)
Gain (loss) on forward sale contracts	37.8	(17.9)
Restructuring charges	(.7)	-
Earnings before Income Taxes
and Equity Loss	69.7	17.9
Income taxes	(24.5)	(6.1)
Earnings before Equity Loss	45.2	11.8
Equity in loss of Vail Resorts, Inc.,
net of related deferred income taxes	(2.8)	(4.2)
Net Earnings	$42.4	$7.6

Earnings per Share
Basic	$1.66	$.28
Diluted	$1.61	$.28

Weighted Average Shares
for Basic Earnings per Share	25,470	26,779
Dilutive effect of:
Stock options	568	520
Stock appreciation rights	71	26
Restricted stock awards	84	58
Weighted Average Shares
for Diluted Earnings per Share	26,193	27,383